Exhibit 99.1

Contact:	Michael Gallant
508-293-6357
gallant_michael@emc.com

EMC NAMES RANDY COWEN TO BOARD OF DIRECTORS

Former Goldman Sachs CIO Brings Wealth of Technology and Business Experience

HOPKINTON, Mass. – January 23, 2009 – EMC Corporation (NYSE:EMC), the world leader in information infrastructure solutions, today announced the election of Randolph L. Cowen to its Board of Directors. Mr. Cowen is the former co-Chief Administrative Officer, Global Head of Technology and Operations and Chief Information Officer for the Goldman Sachs Group, Inc. Mr. Cowen will also serve as a member of EMC’s Leadership and Compensation Committee and Mergers and Acquisitions Committee.

EMC also announced today that Olli-Pekka Kallasvuo, a member of its Board of Directors since 2004, has resigned due to increasing demands on his time as President and Chief Executive Officer of Nokia Corporation in this challenging global economic environment. Mr. Cowen fills the Board seat vacated by Mr. Kallasvuo.

Joe Tucci, EMC’s Chairman, President and Chief Executive Officer, said, “We’re delighted to have Randy Cowen join EMC’s Board. As part of an on-going governance process, EMC’s Board and its Corporate Governance and Nominating Committee maintain a continuous search for outstanding director candidates. We have known Randy for many years as a significant, demanding and capable customer of EMC. His broad technology knowledge about information infrastructure and virtualization coupled with his business operations experience will make him an extremely valuable member of our Board.

“Equally,” Tucci continued, “we are most grateful to Olli-Pekka Kallasvuo for his dedication and guidance over the years. As the CEO of a leading global company, Olli-Pekka brought a depth of knowledge and insight on global markets and business practices which has been of tremendous value to EMC.”

Mr. Cowen, 57, joined Goldman Sachs in 1982, became a Managing Director and Partner in 1996, the Chief Information Officer in 2001, Global Head of Technology and Operations in 2004 and co-Chief Administrative Officer in 2007. He also serves on the Board of Directors of the Depository Trust & Clearing Corporation (DTCC) and the NYU Child Study Center.

About EMC

EMC Corporation (NYSE: EMC) is the world’s leading developer and provider of information infrastructure technology and solutions that enable organizations of all sizes to transform the way they compete and create value from their information. Information about EMC’s products and services can be found at www.EMC.com. For more information about EMC’s corporate governance practices, visit www.EMC.com/about/governance.